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EXHIBIT 99.1


FOR IMMEDIATE RELEASE

HOWARD MORGAN NAMED
CHAIRMAN OF THE BOARD OF METASTREAM.COM
MetaCreations Also Announces Other Management Changes

Carpinteria, Calif., December 30, 1999 - MetaCreations Corporation. (Nasdaq:
MCRE) and MetaStream.com Corporation today announced the election of Dr. Howard Morgan, senior officer and vice-Chairman of the Internet business incubator idealab!, to the position of Chairman of the Board for MetaCreations' pioneering Internet subsidiary, MetaStream.com.

Morgan joins the MetaStream.com board with more than 30 years experience in nurturing high technology entrepreneurs and companies. An active consultant and speaker on the Internet, information systems and financial areas over the course of his career, he has worked with nearly all of the major computer companies and many of the Fortune 100. Morgan currently serves on the Board of Directors of several Internet companies, including Tickets.com, MyPoints.com and CarsDirect.com.

"With the incredible growth of e-commerce on the Web, there's a strong industry need for 3-D visualization solutions to enhance the online shopping experience for every web user. Because of this, I'm very excited by MetaStream.com's technology and strategic direction," said Howard Morgan, Chairman of the Board, MetaStream.com. "Over the past three decades, only those with the most advanced equipment could take advantage of the introduction of new technologies. What's so innovative about MetaStream is that it benefits everyone regardless of connection or processor speed. MetaStream.com is blazing the trail for integrating revolutionary 3D solutions into every day life. I'm very pleased to be a part of this new era, and I plan on taking a very active role in making MetaStream the standard solution for e-commerce visualization."

BACKGROUND ON HOWARD MORGAN
Morgan joined idealab! as a senior officer in 1998, and has served as its vice-Chairman since January 1999. Morgan was named 1997 Entrepreneur of the Year in the Kauffman Foundation/ Ernst & Young program.

From 1972 to 1986, Morgan was Professor of Decision Sciences at the Wharton School, and Professor of Computer Science at the Moore School of the University of Pennsylvania. He has served as a visiting professor at the Harvard Business School and the California Institute of Technology. Morgan received his Ph.D. in operations research from Cornell University, a B.S. in Physics from the City University of New York, an Honorary M.A. from the University of Pennsylvania. Morgan has published over 50 articles in the areas of computer graphics, office automation, decision support and database management.

Morgan was a member of the Board of Directors of MetaCreations and served as MetaCreations' Chairman from May 1997 to May 1999.

OTHER MANAGEMENT CHANGES
The company also announced that Terance A. Kinninger is resigning as MetaCreations' Chief Financial Officer. Kinninger stated, "While I am enthusiastic about the prospects of the new e-commerce focus of the company, I also believe that the senior financial executive of the Company needs be located in New York along with the MetaStream initiatives. As I am not willing to relocate my family to the East Coast, I


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will be accepting another opportunity in Southern California." Kinninger will continue to work in an advisory role for the Company through a transitional period until the end of the first quarter of 2000.

Jay Jennings, MetaCreations' Vice President of Finance, will assume the responsibilities of Chief Financial Officer on an interim basis. Jennings has been with MetaCreations for 4 years in various financial management roles, including Worldwide Controller and Vice President of Finance. Prior to joining MetaCreations, Jennings spent 6 years at Ernst and Young LLP, a global public accounting firm, most recently as a manager in the Entrepreneurial Services Group.

ABOUT METASTREAM.COM
MetaStream.com, a joint initiative between MetaCreations Corporation (Nasdaq:
MCRE) and Computer Associates International, Inc. (NYSE: CA), was formed in July 1999 and is centered on providing complete end-to-end solutions for creating and deploying virtual products for e-commerce. MetaStream.com's primary initiatives include licensing MetaStream technologies for specific e-commerce visualization solutions, providing a full range of fee-based professional services for implementing these 3D solutions and forging technological alliances with leading interactive agencies and Web content providers. MetaStream.com is 80 percent owned by MetaCreations and 20 percent by Computer Associates. MetaStream.com is currently headquartered in Princeton, New Jersey and will soon open offices in New York City. Additional information about MetaStream.com is available at http://www.metastream.com.

ABOUT METACREATIONS
MetaCreations Corporation is focused on e-commerce visualization solutions for the World Wide Web. MetaCreations' strategy is centered on the Company's MetaStream technology and software tools designed to make the interactive use of photo-realistic 3D on the Web practical and pervasive. MetaCreations is headquartered in Santa Barbara County, California and can be reached on the World Wide Web at http://www.metacreations.com.

# # #

MetaCreations and MetaStream are either registered trademarks or trademarks of MetaCreations Corporation. Other product and company names herein may be trademarks of their respective owners.

Press Contacts:

Maria Poveromo
Corporate Communications
(831) 430-4241
mariap@metacreations.com

Betty Franklin
Investor Relations
(805) 566-6289
bettyf@metacreations.com





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